Exhibit 99.1

DIVERSIFIED OPTICAL PRODUCTS, INC.

INDEX TO FINANCIAL STATEMENTS

The following financial statements of Diversified Optical Products, Inc. are included:

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

Diversified Optical Products, Inc.:

We have audited the accompanying balance sheets of Diversified Optical Products, Inc. (the “Company”) as of December 31, 2004 and 2003 and the related statements of operations, shareholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Optical Products, Inc. at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Grant Thornton
Boston, Massachusetts
June 22, 2005

DIVERSIFIED OPTICAL PRODUCTS, INC.

Balance Sheets

(Amounts in thousands, except share data)

	December 31,
	2004	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,809	$1,068
Accounts receivable, net of allowance for doubtful accounts of $0 in 2004 and $35 in 2003	2,865	1,414
Inventories, net	5,192	6,380
Income taxes – current	—	30
Income taxes - deferred	206	162
Other current assets	18	25
TOTAL CURRENT ASSETS	10,090	9,079

PROPERTY AND EQUIPMENT, net	2,196	1,923

LONG-TERM ASSETS:
Shareholder loan	130	130
Income taxes – deferred	36	13
Other long term assets	45	6
TOTAL LONG-TERM ASSETS	211	149

TOTAL ASSETS	$12,497	$11,151

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$—	$3,000
Current portion of long-term note payable	498	281
Accounts payable	1,141	968
Accrued expenses and other liabilities	1,107	519
Customer advances	262	41
Deferred revenue	223	—
TOTAL CURRENT LIABILITIES	3,231	4,809

Note payable, less current portion	1,924	473

COMMITMENTS (Note 12)

SHAREHOLDERS’ EQUITY
Common stock, no par value:
authorized 200 shares, issued and outstanding	260	260
Retained earnings	7,082	5,609

TOTAL SHAREHOLDERS’ EQUITY	7,342	5,869

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,497	$11,151

See accompanying notes to financial statements.

DIVERSIFIED OPTICAL PRODUCTS, INC.

Statements of Operations

(Amounts in thousands, except share and per share data)

	Years Ended December 31,
	2004	2003

Sales	$21,992	$15,090
Cost of sales	13,899	11,165
Gross margin	8,093	3,925

Selling, general and administrative expenses	3,524	3,674
Research and development costs	1,826	1,597
Gain on sale of assets	(145)	(342)
OPERATING INCOME (LOSS)	2,888	(1,002)

Interest expense	(163)	(119)
Interest income	11	11
Other (expense) income, net	(34)	14

Income (loss) from operations before income taxes	2,702	(1,098)
Provision for (benefit from) income taxes	229	(97)

NET INCOME (LOSS)	$2,473	$(1,001)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$12,365	$(5,005)
Weighted average basic and diluted common shares outstanding	200	200

See accompanying notes to financial statements.

DIVERSIFIED OPTICAL PRODUCTS, INC.

Statements of Cash Flows

(Amounts in thousands)

	Years Ended December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,473	$(1,001)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	983	817
Deferred income taxes	(68)	(157)
Gain on disposal of capital equipment	(145)	(342)
Inventory write downs	109	1,749
Provision for doubtful accounts	(35)	35
Change in warranty reserves	240	—
Changes in operating assets and liabilities:
Accounts receivable	(1,416)	577
Inventories	228	(2,421)
Other current and long-term assets	(2)	(25)
Accounts payable	173	(1,344)
Accrued expenses and other liabilities	349	(206)
Customer advances	221	(117)
Deferred revenue	223	—
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	3,333	(2,435)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(519)	(123)
Proceeds from sale of capital equipment	259	684

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(260)	561

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new borrowings	2,700	3,000
Repayment of borrowings	(4,032)	(301)
Distribution to stockholders	(1,000)	(2,400)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,332)	299

NET CHANGE IN CASH AND CASH EQUIVALENTS	741	(1,575)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,068	2,643

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,809	$1,068

See accompanying notes to financial statements.

DIVERSIFIED OPTICAL PRODUCTS, INC.

Statements of Shareholders’ Equity

(Amount in thousands, except share data)

	Capital Stock		Retained
	Shares	Amount	Earnings	Total
Balance at December 31, 2002	200	$260	$9,010	$9,270

Net loss	—	—	(1,001)	(1,001)
Shareholder distributions	—	—	(2,400)	(2,400)
Balance at December 31, 2003	200	260	5,609	5,869

Net income	—	—	2,473	2,473
Shareholder distributions	—	—	(1,000)	(1,000)
Balance at December 31, 2004	200	$260	$7,082	$7,342

See accompanying notes to financial statements.

DIVERSIFIED OPTICAL PRODUCTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Amounts in thousands, except share data)

Note 1 - Summary of Significant Accounting Policies

Business overview.  Diversified Optical Products, Inc. (“DiOP”, “Company”, “we”, “our” or “us”) was incorporated in December 1976 as a New York corporation. The Company is primarily engaged in the manufacture and sale of infrared optical products and their components and is based in Salem, New Hampshire.

Revenue recognition.  Revenue is recognized in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104.  SAB No. 104 requires that four basic criteria must be met before revenue can be recognized:  (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured.  Shipping and handling costs, such as freight to customers, are classified in cost of sales.

We generally recognize revenues when product is either shipped to or received by the customer based on the terms of the specific sale.  During 2004, one sale totaling approximately $1,700 was recorded before delivery occurred because title transferred to the customer and the customer accepted product in our facility.  Service revenue is deferred and recognized over the contract period, as is the case for extended warranty contracts.  Provisions for estimated losses on contracts are recognized when losses become evident.  These estimates are subject to change and could result in adjustments to contracts in progress.

Cash and cash equivalents.  Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.  At December 31, 2004, cash and cash equivalents includes $752 of certificates of deposit maturing within sixty days.

Accounts receivable.  Accounts receivable includes only trade accounts receivables. Credit is extended to customers typically on net 30-day terms and collateral is not required.

Allowance for doubtful accounts.  We periodically review the aging of our accounts receivable to identify potentially uncollectible accounts and establish reserves based on experience and discussion with customers.  Actual write-offs could differ from our allowance for doubtful accounts.  Accounts receivable are written off only when all reasonable collection efforts are exhausted.  We have determined that no reserve was necessary as of December 31, 2004.  As of December 31, 2003, $35 was required for doubtful accounts.

Inventory.  Inventories are stated at the lower of cost, computed on a first-in, first-out basis, or market and generally include materials, labor, and manufacturing overhead. Inventory write downs are established when conditions exist that suggest that inventories at cost may be in excess of market value due to anticipated demand or are obsolete based upon the Company’s assumptions about future demand for its products and market conditions.

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities.  This statement is effective for DiOP’s fiscal year 2006 and is not expected to have a material impact on our financial position or results of operations.

Property and equipment.  Property and equipment are carried at cost. We provide for depreciation of our fixed assets, principally equipment, using straight-line and accelerated methods over estimated useful lives of three to seven years. Expenditures for normal maintenance and repairs are charged to expense as incurred. Significant additions, renewals or betterments that extend the useful lives of the assets are capitalized.

Included in Property and Equipment are cameras manufactured by DiOP for internal use as loaners or demonstration cameras.  We had capitalized costs for these units of $1,320 as of December 31, 2004 and $701 as of December 31, 2003.

Customer advances. For significant orders, we generally require, as part of our terms and conditions, an advance deposit with order acceptance. These deposit amounts are recorded as a liability under “customer advances” until reduced by revenue recognized against the specific contract.

Deferred revenue. Deferred revenue primarily consists of unearned revenue where the customer has been invoiced but the transaction has not yet met the generally accepted accounting principles for revenue recognition.

Advertising.  Advertising costs are expensed as they are incurred. Advertising expense was $61 for the year ended December 31, 2004 and $120 for the year ended December 31, 2003.

Research and development costs.  Expenditures for research and development activities are expensed as incurred.

Warranty.  Our products are sold with warranty provisions that require us to remedy deficiencies in quality or performance of our products over a specified period of time, generally twelve months, at no cost to our customers. Warranty reserves are established at the time that revenue is recognized based on our estimates of the costs that will be incurred to fulfill those warranty requirements.  These estimates are established using historical information on the nature, frequency, and average cost of warranty claims.

The following table summarizes product warranty activity for 2004 and 2003:

Reserve at January 1, 2003	$120
Provision, changes and other	270
Payments	(270)
Balance at December 31, 2003	120

Provision, changes and other	530
Payments	(290)
Balance at December 31, 2004	$360

Income Taxes.  DiOP is taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the individual shareholders recognize theCompany’s taxable income or loss for federal and certain state tax purposes. Therefore, no federal tax provision is made for DiOP’s earnings. The state of New Hampshire does not recognize S-corporation status.  Consequently, we are subject to New Hampshire state income tax.  Distributions may be made periodically to the shareholders for, among other things, the shareholders’ income taxes.

We account for our state income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Loss contract reserves.  Generally, our customer contracts are completed within one year of receiving the order.  However, occasionally longer lead-time orders are received and we monitor these contracts periodically to determine whether our actual costs are comparable to our cost estimates used at the time of order acceptance.  If we determine that our actual costs are significantly exceeding our original estimates, we will record a loss contract reserve.  As of December 31, 2004 and 2003, we did not have any contracts in a loss position.

Estimates and assumptions. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements include those used in evaluating loss contracts, recording warranty accruals, inventory reserves and the collectibility of amounts due from customers.  It is at least reasonably possible that the significant estimates used will change within the next year.

Note 2 – Concentration of Credit Risk

Financial instruments that potentially subject DiOP to concentration of credit risk consist primarily of cash, trade receivables and accounts payable. As of December 31, 2004, balances of cash and cash equivalents at a financial banking institution exceeded the federally insured limit of $100 by $1,732. As of December 31, 2003, balances of cash and cash equivalents at a financial banking institution exceeded the federally insured limit by $1,075.  Significant portions of our trade receivables are due from defense contractors. We control credit risk through credit approvals, credit limits and monitoring procedures. As of December 31, 2004, three customers accounted for 49% of outstanding accounts receivable.  As of December 31, 2003, two customers accounted for 46% of outstanding accounts receivable.  We purchase a certain key component from two suppliers.  While this key component may be purchased from other suppliers, the loss of either of these two suppliers would cause a short-term disruption in our business.  Payments to these two suppliers totaled $2,279 during 2004 and $3,519 during 2003.

Note 3 – Loan Receivable - Shareholder

During 2002, DiOP loaned an unsecured advance of $130 to a shareholder of the Company.  The note began accruing interest on January 1, 2004 at a rate of 4%. The balance outstanding on the note was $130 as of December 31, 2004 and December 31, 2003.  Accrued interest was $10 as of December 31, 2004.  There was no accrued interest as of December 31, 2003.  This loan was paid in full, including accrued interest, on May 2, 2005, in conjunction with the sale of DiOP. (See Note 13).

Note 4 – Long-term Debt and Note Payable - Line of Credit

2004 Financing Activities.  On May 28, 2004, DiOP refinanced a revolving line of credit and long-term debt with a bank. The refinancing includes a $2,500 revolving line of credit, payable on demand with monthly payments of interest only at the Prime Rate minus 0.5%. There was no outstanding balance on the revolving line of credit at December 31, 2004 and during 2004.

The refinancing also included a five-year $2,700 term note to a bank, dated May 28, 2004, payable in blended monthly payments of principal and interest calculated based on a five-year amortization schedule. Note interest amounts outstanding accrue at an annual fixed rate of 5.5% and are charged on a per diem basis. The note is secured by substantially all the assets of DiOP.  The outstanding balance of this note was $2,422 at December 31, 2004.  The note was due May 28, 2009 but was paid in full on May 2, 2005 in conjunction with the sale of DiOP. (See Note 13).

These financial facilities are subject to various affirmative, negative and financial covenants, including Minimum Debt Service Coverage, Tangible Net Worth minimums and Maximum Debt to Capital Base requirements. As of December 31, 2004, we were in compliance with these covenants.

2003 Financing Activities.  On July 8, 2003, DiOP consolidated a revolving credit note and equipment line of credit providing for maximum borrowings of $4,000.  We terminated this agreement and entered into another agreement on December 22, 2003.  The agreement also provided for a revolving credit note and an equipment line of credit note.  The maximum amount available under the revolving credit note was $3,500 and under the equipment line of credit was $500.  The notes were secured by substantially all of the assets of DiOP and were fully guaranteed by KFN Reality, Inc., a related party and landlord of DiOP.  The lines of credit bore variable interest at the bank’s prime rate (4.0% at December 31, 2003), less one-half percent, adjusted daily.  The revolving line of credit was subject to review and, at the sole option of the Bank, was renewable on May 31, 2004.  The outstanding balance on the revolving credit note at December 31, 2003 was $3,000.  There was no outstanding balance on the equipment line of credit at December 31, 2003.  The notes were refinanced on May 28, 2004.

At December 31, 2003, DiOP’s long-term debt consisted of the following:

Note payable to a bank, dated September 21, 2001, payable in monthly principal payments of $14 plus variable interest at LIBOR plus 1.8% (2.92% at December 31, 2003).	$139

Note payable to a bank, dated November 21, 2002, payable in monthly principal payments plus interest at LIBOR plus 1.8% (2.92% at December 31, 2003), commencing January 17, 2003. Monthly principal payments increased annually; payments in 2004 were $12 per months. This note was secured by substantially all of the assets of the Company.	615

Total notes payable at December 31, 2003	$754

The line of credit arrangement and the note payables were subject to various affirmative, negative and financial covenants, including Tangible Net Worth and Earnings before Interest, Depreciation and Taxes minimums. At December 31, 2003, we were not in compliance with certain financial covenants and we did not receive waivers from the bank.  The notes and credit line were refinanced in May 2004.

Long-term debt.  Long-term debt consisted of the following:

	As of December 31,
	2004	2003
Term note payable, bank	$2,422	$754
Less: current maturities	(498)	(281)
Long-term debt, less current maturities	$1,924	473

If the loan had not been paid off, annual principal payments would have been as follows:

2005	$498
2006	526
2007	556
2008	587
2009	255
Total	$2,422

We had interest rate swap agreements that were entered into to minimize exposure to fluctuations in interest rates under our commercial loan agreements.  The swap agreements included a notional principal amount at December 31, 2003 of $474 that was due to terminate in December 2007.  Under these agreements, we paid interest upon fixed rates of 5.95% and 5.00%, while receiving interest based upon variable one-month LIBOR plus 1.8% (2.92% on December 31, 2003).  The interest rate differentials, paid or received under these agreements, were recognized as incurred and were included in interest expense.  At December 31, 2003, the difference between the carrying value and the fair value of these obligations was not significant to the accompanying financial statements and not recorded.  These interest rate swap agreements were cancelled in 2004.

Note 5 – Shareholders’ Equity

There were 200 shares of common stock authorized and issued as of December 31, 2004 and 2003.  The Shareholders and the Company have entered into a Shareholder’s Agreement (“Agreement”), which among other things places restrictions on the transfer of outstanding stock.  Under the terms of the Agreement, DiOP has the right to purchase the Shareholder’s shares upon notice of either a Shareholder’s intention to transfer the shares, a Shareholder’s disability or an involuntary transfer.  Additionally, DiOP has an obligation to purchase a Shareholder’s shares upon death of a Shareholder.  In the event of death, disability or involuntary transfer, the purchase price is set based upon the greater of an agreed upon fixed minimum value calculation or the results of an agreed to valuation computation.

Note 6 - Balance Sheet Information

The details of certain balance sheet accounts are as follows:

	As of December 31,
	2004	2003
Inventories:
Raw materials	$3,488	$4,141
Work-in-process	1,136	995
Finished goods	568	1,244
Net inventories	$5,192	$6,380

	As of December 31,
	2004	2003
Property and equipment:
Machinery and equipment	$3,319	$2,933
Demonstration and loaner units	1,320	701
Furniture and fixtures	315	266
Computer software	247	217
Other	158	139
Total property and equipment	5,359	4,256
Less accumulated depreciation and amortization	(3,163)	(2,333)
Net property and equipment	$2,196	$1,923
Depreciation expense	$983	$817

Accrued expenses and other liabilities:
Compensation and related benefits	$445	$237
Reserve for warranty costs	360	120
Income taxes	237	—
Professional fees	32	128
Other	33	34
Total accrued expenses and other liabilities	$1,107	$519

Note 7 - Supplemental Cash Flow Information

Supplemental cash flow information from continuing operations for the years ended December 31, 2004 and 2003 is summarized as follows:

	2004	2003
Cash paid during the year for:
Interest	$163	$119
Income taxes	30	231

Non-cash investing and financing activities:
Reclassification of inventory to fixed assets	851	1,042

During 2004, DiOP relieved certain liabilities during the year totaling $43 in exchange for fixed assets with a net book value of $3 and cash of $40.

Note 8 - Income Taxes

On October 1, 1997, DiOP, by the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, we do not pay corporate federal income taxes on our taxable income; instead, the shareholders are liable for individual income taxes on their proportionate share of the DiOP’s taxable income. However, the state of New Hampshire does not recognize subchapter S status and therefore we are subject to New Hampshire corporate taxes.  The significant components of the provision for income tax expense for the year ended December 31, 2004 and 2003 are as follows:

	2004	2003
Current state taxes	$297	$60
Deferred state tax benefits	(68)	(157)
Total tax expense (benefit)	$229	$(97)

Deferred income taxes reflect the net state tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of deferred income taxes are as follows:

	2004	2003
Deferred income tax assets:
Current:
Inventories	$161	$143
Warranty reserves	31	10
Deferred revenue	13	—
Other	1	9
Total current	206	162

Long-Term:
Property, plant and equipment	36	12
Total deferred tax asset	$242	$174

The difference between the provision for taxes and the amount computed by applying the New Hampshire state income tax rate to net income are as follows:

	2004	2003
New Hampshire state income tax rate	8.5%	8.5%
Computed expected tax provision (benefit)	$230	$(93)
Permanent and other differences	(1)	(4)
Actual tax provision (benefit)	$229	$(97)

Note 9 – Sales Information

For the year ended December 31, 2004, three customers accounted for 40% of the sales for the year, the largest of which accounted for 18%.  For the year ended December 31, 2003, two customers accounted for 43% of sales for the year, the largest of which accounted for 22%.

The following table presents sales by geographic region.  All assets are located within the United States.

	Years Ended December 31,
	2004	2003
United States	$20,712	$13,828
Europe	309	409
Other foreign	971	853
Total sales	$21,992	$15,090

We had aggregate sales, both military and non-military, directly to the U.S. government, including its agencies and departments, of $3,164 in 2004 and $184 in 2003. In addition, sales of $15,183 in 2004 and $10,932 in 2003 were derived from subcontracts with U.S. government contractors.  The majority of these contracts are subject to termination at the convenience of the U.S. government, and certain contracts are also subject to renegotiation.

Note 10 - Related Party Transactions

Certain shareholders of the Company also control the entity, KFN Realty, Inc., from which the Company leases its primary office and manufacturing facilities in Salem, New Hampshire. The current lease expires in December 2006. The aggregate annual rent paid, including real estate taxes, to the related party amounted to $162 for the year ended December 31, 2004 and for the year ended December 31, 2003.  (See Note 12).

Note 11 – Profit Sharing Plan

DiOP maintains a 401(k) defined contribution retirement plan that covers all employees who meet certain minimum age and service requirements. Employees may elect to have a portion of their compensation contributed to the plan on a tax-deferred basis.  Matching contributions are made at the discretion of DiOP as a percentage of employee contributions.  Our matching contributions were $76 in 2004 and $72 in 2003.

Note 12 - Commitments and contingencies

Operating leases.  The Company leases its office and manufacturing facilities in Salem, New Hampshire under a commercial lease agreement with two separate entities, KFN Realty, Inc., a related party, and an unrelated party. The related-party lease was renewed on November 5, 2004, providing a twenty-four month lease term ending December 31, 2006, and options to extend to a maximum of thirty-six additional months. The lease agreement with the unrelated party is a two-year lease, expiring on December 31, 2006. The Company is also responsible for the payment of real estate taxes associated with the leased property. DiOP incurred $210 of annual rent expense including $12 of real estate taxes during 2004 and during 2003.  The Company also leases certain office equipment under operating leases expiring through January 2006.

Future minimum operating lease commitments as of December 31, 2004 are as follows:

Year ending December 31,
2005	$232
2006	236
Total future minimum lease payments	$468

Investment Banking Agreement.  On September 27, 2004, the Company entered into an agreement with an investment banking firm to become its exclusive advisor to provide financial advisory and investment banking services in connection with any transactions involving a sale of all or a substantial part of the Company’s business. The agreement requires the Company to pay monthly retainer fees for six months and would require the Company to pay a transaction fee if a Transaction (as defined in the agreement) is consummated.  On May 2, 2005, Axsys Technologies, Inc. acquired all of the outstanding capital stock of DiOP.  (See Note 13).

Litigation.  We are involved in two employment-related lawsuits. We believe that the chance of an unfavorable outcome is possible for both events but not probable.  We believe that the estimated loss if unfavorable outcomes were levied would range from $35 to $75; however, no accrual has been recorded.

Note 13 – Subsequent Events

On May 2, 2005, Axsys Technologies, Inc., a vertically integrated supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets, purchased all of the outstanding capital stock of DiOP for $60,000, plus or minus working capital adjustments, of which $5,000 will be held in escrow until at least May 2006.  In conjunction with the sale, all outstanding bank financing was paid in full.